Exhibit a(1)(I)

FOR IMMEDIATE RELEASE

Icahn Enterprises Announces Expiration of Cash Tender Offer For Shares of Pep Boys

NEW YORK, NY— February 3, 2016 — Icahn Enterprises L.P. (“Icahn Enterprises”; NASDAQ: IEP) today announced that the tender offer of Icahn Enterprises Holdings L.P. and its wholly owned subsidiary, IEP Parts Acquisition LLC (the “Offeror”), to purchase any and all issued and outstanding shares of common stock of The Pep Boys — Manny, Moe & Jack (“Pep Boys”; NYSE: PBY) at a price of $18.50 per share, net to the seller in cash, without interest and less required withholding taxes, expired at 12:00 midnight, New York City time, on Tuesday, February 2, 2016 (one minute after 11:59 P.M., New York City time, on February 2, 2016), as scheduled and was not extended.

The depositary for the tender offer has advised that, as of the expiration of the offer, a total of approximately 38,114,742 shares were validly tendered and not withdrawn in the tender offer (not including shares delivered through notices of guaranteed delivery) which, together with those shares already owned by Icahn Enterprises, the Offeror and their respective subsidiaries or affiliates, represent approximately 82% of the outstanding shares. Additionally, notices of guaranteed delivery have been received with respect to approximately 1,232,540 shares. The Offeror will accept for payment all shares that were validly tendered and not withdrawn prior to expiration of the offer, and payment for such shares will be made promptly, in accordance with the terms of the offer.

Icahn Enterprises expects to effect a merger as soon as practicable pursuant to the terms of the merger agreement entered into with Pep Boys, with the Offeror merging with and into Pep Boys, with Pep Boys surviving as a wholly owned subsidiary of Icahn Enterprises. In the merger, each outstanding share of Pep Boys not validly tendered and purchased in the offer (other than shares held by Icahn Enterprises or any of its subsidiaries and affiliates or by Pep Boys and its subsidiaries (in each case, which will automatically be cancelled and retired and cease to exist) or any shareholder of Pep Boys who duly exercises dissenters’ rights) will be converted into the right to receive the same $18.50 per share price, without interest and less any required withholding taxes, that was paid in the tender offer. Following the merger, Pep Boys’ common stock will cease to be traded on the New York Stock Exchange.

About Icahn Enterprises L.P.

Icahn Enterprises L.P. (NASDAQ: IEP), a master limited partnership, is a diversified holding company engaged in ten primary business segments: Investment, Automotive, Energy, Metals, Railcar, Gaming, Mining, Food Packaging, Real Estate and Home Fashion.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” ‘intend,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made.  Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These risks include uncertainties associated with the ability of Icahn Enterprises to complete the transactions contemplated by the merger agreement with Pep Boys. Other factors may cause Pep Boys’ actual results to differ materially from those expressed or implied in the forward-looking statements and such factors are discussed in Pep Boys’ filings with the U.S. Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the fiscal year ended January 31, 2015, and subsequent reports filed by Pep Boys with the SEC. Copies of Pep Boys’ filings with the SEC may be obtained at the “Investors” section of Pep Boys’ website at www.pepboys.com or on the SEC’s website at www.sec.gov. In addition, other factors may cause Icahn Enterprises’ actual results to differ materially from those expressed or implied in the forward-looking statements and such factors are discussed in Icahn Enterprises’ filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and subsequent reports filed by Icahn Enterprises with the SEC. Copies of Icahn Enterprises’ filings with the SEC may be obtained on the SEC’s website at www.sec.gov.

The forward-looking statements included in this announcement are made as of the date hereof. Icahn Enterprises is not under any obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise, except as otherwise may be required by the federal securities laws.